Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Form 1-A filed by Stirling Bridge Group Inc. of our report dated November 9, 2022 relating to the financial statements as of October 31, 2022 and for the year then ended of Stirling Bridge Group Inc., under the Securities Act of 1933, and to the reference to us under the heading “Experts” in the Form 1-A.

Tampa, Florida

December 16, 2022